UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
May 6, 2015
Date of Report (Date of earliest event reported)

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX	77030
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 6, 2015, Bellicum Pharmaceuticals, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Sheridan Hills Developments L.P. (the “Landlord”) for the lease of three spaces of approximately 25,304 square feet (the “Manufacturing Space”), 705 square feet (the “Interior Mechanical Space”) and 808 square feet (the “Exterior Mechanical Space”), respectively, which the Company will use to enable in-house cell therapy manufacturing. The term of the Lease will begin on September 1, 2015 and continue for an initial term of five years, which may be renewed for five additional one-year periods. For the Manufacturing Space, the Company is required to remit base monthly rent of approximately $64,841.50 which will increase at an average approximate rate of 3.5% each year. For the Interior Mechanical Space, the Company is required to remit base monthly rent of approximately $1,219.06, which will increase at an average approximate rate of 5% each year. The monthly base rent for the Exterior Mechanical Space is approximately $471.33. The Company is also required to pay additional rent in the form of its pro rata share of certain specified operating expenses of the Landlord. An early termination right is available to the Company upon certain events, including the Landlord’s default on its obligations under the Lease. The newly leased spaces are located within the same building as the Company’s current headquarters in Houston, Texas.

On May 8, 2015, the Company issued a press release announcing the Lease. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 8, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: May 8, 2015	By:	/s/ Ken Moseley
Senior Vice President and General Counsel

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 8, 2015.